EXHIBIT 21
MGIC INVESTMENT CORPORATION
DIRECT AND INDIRECT SUBSIDIARIES AND JOINT VENTURES(1)
   1. MGIC Assurance Corporation
   2. MGIC Australia Pty Limited(2)
   3. MGIC Capital Funding B.V.(3)
   4. MGIC Credit Assurance Corporation
   5. MGIC Indemnity Corporation
   6. MGIC Insurance Services Corporation
   7. MGIC International Investment B.V.(3)
   8. MGIC Investor Services Corporation
   9. MGIC Mortgage and Consumer Asset I, LLC(4)
   10. MGIC Mortgage and Consumer Asset II, LLC(4)
   11. MGIC Mortgage Reinsurance Corporation
   12. MGIC Reinsurance Corporation
   13. MGIC Reinsurance Corporation of Vermont(5)
   14. MGIC Reinsurance Corporation of Wisconsin
   15. MGIC Residential Reinsurance Corporation
   16. MGIC Structured Transactions Group LLC
   17. MGICA Pty Limited(2)
   18. Mortgage Guaranty Insurance Corporation
   19. eMagic.com LLC
   20. Myers Internet, Inc.(4)
   21. Credit-Based Asset Servicing and Securitization LLC(6)
The names of certain entities that would not in the aggregate be a significant subsidiary are omitted.

(1)	Except as otherwise noted in a footnote, all companies listed are 100% directly or indirectly owned by the registrant and all are incorporated in Wisconsin.

(2)	Organized under Australian law.

(3)	Organized under Dutch law.

(4)	Organized under Delaware law.

(5)	Organized under Vermont law.

(6)	Less than 50% owned and organized under Delaware law.